As filed with the Securities and Exchange Commission on August 18, 2005.
                                                                (File No. 333- )


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------


                                 IONATRON, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                              77-0262908
    --------------------------------    ------------------------------------
    (State or other jurisdiction of     (I.R.S. Employer Identification No.)
     incorporation or organization)

   3590 EAST COLUMBIA STREET, TUCSON AZ                 85714
 ----------------------------------------           --------------
 (Address of principal executive offices)             (Zip Code)



    2004 Stock Incentive Plan; Non-plan options granted to certain directors
    ------------------------------------------------------------------------
                            (Full title of the plan)

                              MR. THOMAS C. DEARMIN
                      CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                 IONATRON, INC.
                   3590 EAST COLUMBIA STREET, TUCSON, AZ 85714
             -----------------------------------------------------
                     (Name and address of agent for service)

                                 (520) 628-7415
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                             Robert J. Mittman, Esq.
                             Brad L. Shiffman, Esq.
                                 Blank Rome LLP
                              405 Lexington Avenue
                            New York, New York 10174

                         CALCULATION OF REGISTRATION FEE

                                                 Proposed Maximum      Proposed Maximum          Amount of
Title of Securities to         Amount to be       Aggregate Price     Aggregate Offering       Registration
be Registered                   Registered          Per Share(1)           Price (1)                Fee
-----------------------  --------------------  --------------------  --------------------  --------------------
Common Stock, par value      5,225,000 shares         $7.487              $39,118,205             $4,604.21
$.001 pershare                   (2)(3)


(1) Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rule 457 under the Securities Act of 1933, as amended, based upon, (i) as to the 1,423,050 outstanding options to purchase shares of common stock under the 2004 Stock Incentive Plan (the "2004 Plan") of Ionatron, Inc. (the "Registrant") and the 225,000 non-plan options granted to the outside directors of the Registrant ("Non-Plan Options"), upon the exercise price thereof, and (ii) as to 3,576,950 shares to be issued upon exercise of options or other awards currently available for grant under the 2004 Plan, upon the average of the high and low sales price of the common stock of the Registrant as reported on August 11, 2005.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of shares of the Registrant's common stock that may be issued pursuant to the anti-dilution provisions of the Registrant's 2004 Plan and the Non-Plan Options.

(3) Includes preferred share purchase rights. Prior to the occurrence of certain events the preferred share purchase rights will not be evidenced separately from the Registrant's common stock.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*
        ----------------

Item 2. Registrant Information and Employee Plan Annual Information*
        -----------------------------------------------------------

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

                                     PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
        ---------------------------------------

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:


(1) The Registrant's Annual Report on Form 10-K for the year ended December 31, 2004;

(2) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

(3) The Registrant's Current Report on Form 8-K for the event dated June 28, 2005 filed with the Commission on July 5, 2005;

(4) The description of the Registrant's common stock, par value $.001 per share, contained in the Registrant's Registration Statement on Form 8-A filed with the Commission March 4, 1992 and any amendments thereto and description of the attendant Preferred Share Purchase Rights contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on April 7, 1999 and any amendments thereto; and

(5) All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement; and

(6) The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

Item 4. Description of Securities.
        -------------------------

      Not applicable.

Item 5. Interests of Named Experts and Counsel.
        --------------------------------------

      The legality of the Common Stock offered hereby will be passed upon for the registrant by the law firm of Blank Rome LLP. A partner of Blank Rome LLP beneficially owns shares of the Registrant's common stock and options and warrants to purchase shares of the Registrant's common stock. Another partner of Blank Rome LLP beneficially owns shares of the Registrant's common stock and options to purchase the Registrant's common stock.

Item 6. Indemnification of Directors and Officers.
        -----------------------------------------

      Sections 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

      Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation Law; or
(iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

      Article Ninth of the Registrant's Certificate of Incorporation and Article XVIII of the Registrant's By-laws provide that all persons who the registrant is empowered to indemnify pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the Registrant to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

      Article Tenth of the Registrant's Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for any monetary damages for breaches of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the registrant or its stockholders; (ii) for acts or omissions in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed.
        -----------------------------------

      Not applicable.

Item 8. Exhibits.
        --------

Exhibit No.   Description
----------    -----------

    5         Opinion of Blank Rome LLP.

   23.1       Consent of BDO Seidman, LLP.

   23.2       Consent of Blank Rome LLP (included in Exhibit 5).

   24.1       Powers of Attorney (included on the signature page).

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Tucson, State of Arizona, on the 12th day of August 2005.

                                    IONATRON, INC.

                                    By: /s/ Thomas C. Dearmin
                                        -------------------------------------
                                        Thomas C. Dearmin,
                                        Chief Executive Officer and President

      Each person whose signature appears below authorizes each of Thomas C. Dearmin and Stephen A. McCommon or either of them as his true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments thereto.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following person in the capacities and on the dates stated.

Signature                                Title                        Date
---------------------            ---------------------           ---------------

/s/ Robert Howard                Chairman and Director           August 12, 2005
---------------------
Robert Howard

/s/ Thomas C. Dearmin            Chief Executive Officer,        August 12, 2005
---------------------            President, Chief Financial
Thomas C. Dearmin                Officer and Director
                                 (principal executive and
                                 financial officer)

/s/ Stephen McCommon             Vice President Finance and      August 12, 2005
---------------------            Chief Accounting Officer
Stephen A. McCommon              (principal accounting officer)

/s/ George P. Farley             Director                        August 13, 2005
---------------------
George P. Farley

/s/ James K. Harlan              Director                        August 12, 2005
---------------------
James K. Harlan

/s/ David C. Hurley              Director                        August 15, 2005
---------------------
David C. Hurley

/s/ Thomas W. Steffens           Director                        August 15, 2005
----------------------
Rear Admiral Thomas W. Steffens
(Ret)

                                  Exhibit Index
                                  -------------


Exhibit No.     Description
----------      -----------

   5            Opinion of Blank Rome LLP

  23.1          Consent of BDO Seidman LLP

  23.2          Consent of Blank Rome LLP
                (included in Exhibit 5)

  24.1          Powers of Attorney
                (included on signature page)